EXHIBIT 5.1

                               September 8, 1997

ARXA International Energy, Inc.
1331 Lamar, Suite 1375
Houston, Texas  77010

      Re:   ARXA International Energy, Inc.
            Registration Statement on Form S-8

Gentlemen:

      We have represented ARXA International Energy, Inc., a Delaware corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 70,000 shares ("Shares") of the Company's common stock, par value $.001 per share ("Common Stock") pursuant to the terms of a Consulting Services Agreement with Langley Downey Entertainment dated August 15, 1997 ("Plan"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

      We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                Very truly yours,

                                BREWER & PRITCHARD, P.C.